Exhibit 10(a)(1)

HEWLETT-PACKARD COMPANY

<PLAN>

CASH AWARD AGREEMENT (PERFORMANCE BASED)

                THIS AGREEMENT, dated <GRANT DATE> (“Grant Date”) between HEWLETT-PACKARD COMPANY, a Delaware corporation (“Company”), and <EMPNO> <NAME> (the “Employee”), is entered into as follows:

WITNESSETH:

                WHEREAS, the Company has established the <PLAN> (“Plan”), a copy of which is available at the Stock Incentive Program Web Site at:  http://hrpay11.corp.hp.com/Cash Awards/portal/stock/stok_opt.htm or by written request to the Company Secretary, and which Plan is made a part hereof; and

                WHEREAS, the HR and Compensation Committee of the Board of Directors of the Company or its delegate(s) (the “Committee”) has determined that the Employee shall be granted a cash award agreement (“Agreement”) under the Plan as hereinafter set forth;

                NOW THEREFORE, the parties hereby agree that the Company grants the Employee a cash award underlying this Agreement (“Cash Award”) of [Insert merge field for currency symbol][Insert merge field for amount] subject to the terms and conditions set forth herein.

1.                                       This Agreement is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2.                                       Vesting Schedule

The Employee’s Cash Award shall vest on the third anniversary of the Grant Date; provided that the Employee satifies the milestones and performance conditions set forth in paragraph 3 below, as determined by the Committee.  Notwithstanding the foregoing, the Employee must remain in the employ of the Company on a continuous, full-time basis through the close of business on the third anniversary of the Grant Date, for such Cash Award to vest, subject to paragraphs 6-9 of this Agreement.  The period of time between the Grant Date and the date the Employee’s Cash Award becomes vested is referred to herein as the “Restriction Period.”

3.             Milestones and Performance Conditions

(a)  The milestones and performance conditions associated with the Cash Award have been established by the Committee, and are set forth in Appendix A attached to this Agreement.

(b)  Milestones

•                                          If 100% of the associated milestone are achieved for the one-year period ended on the last day of the fiscal quarter ended prior to the anniversary of the Grant Date (the “Anniversary Period”), 33% of the Cash Award (34% for the third Anniversary Period) will be credited in accordance with paragraph 5.

•                                          If 90% of the associated milestones are achieved at the end of the relevant Anniversary Period, 50% of 33% of the Cash Award (34% for the third Anniversary Period) will be credited in accordance with paragraph 5.

•                                          If greater than 90%, but less than 100%, of the associated milestones are achieved at the end of the relevant Anniversary Period, then the percentage of the 33% of the Cash Award (34% for the third Anniversary Period) to be credited in accordance with paragraph 5 will be determined by the following formula (where X is the percentage of the associated milestones are met): 5X-400.

•                                          If greater than 100% of the associated milestones are achieved at the end of the Anniversary Period, then the percentage of the 33% of the Cash Award (34% for the third Anniversary Period) to be credited in accordance with paragraph 5 will be determined by the following formula (where X is the percentage of the associated milestones are met): (5/2)X-150); provided, however, that such percentage cannot exceed 150%.

•                                          If less than 90% of the associated milestones are achieved, nothing will be credited.

                The total amount credited at the end of the Restriction Period is the “Conditional Payout”.

(c)  Following the completion of the third Anniversary Period with respect to the Cash Award and if the Employee remains employed by the Company, subject to paragraphs 6-9 of this Agreement, then the Conditional Payout will be adjusted by a modifier to be determined by the Committee based on the performance conditions set forth on Appendix A.  The modifier will be calculated as indicated on Appendix A with respect to the Restriction Period.  Notwithstanding the foregoing, the modifier will be equal to zero if the minimum threshold indicated on Appendix A is not met, resulting in no payout under this Agreement, and the modifier cannot exceed 2.

4.             Restrictions.

(a)  The Employee’s Cash Award granted hereunder may not be sold, pledged or otherwise transferred until vested in accordance with paragraph 2.

(b)  Subject to paragraphs 6-9 of this Agreement, if the Employee’s employment with the Company is terminated at any time prior to the expiration of the Restriction Period, this Agreement granted hereunder shall terminate and any interest in the Cash Award shall be forfeited by the Employee, and full ownership will be retained by the Company.

5.             Credits.

As milestones are achieved, the applicable portion of the Cash Award, as set forth in paragraph 3(b), shall be credited in the Employee’s name.  Such credited amounts shall increase at a rate of 1.53%, compounded annually, which is the AFR for May 2003. The credited amounts and any additional amounts, shall be paid by the Company to the Employee, subject to the application of the modifier as set forth in paragraph 3(c); provided, however, that the terms and conditions set forth in this Agreement are fulfilled.  Notwithstanding the foregoing, a portion of the Cash Award shall be surrendered in payment of required withholding taxes in accordance with paragraph 10 below, unless the Company establishes alternative procedures for the payment of required withholding taxes.

The Company is under no obligation to transfer amounts credited to any trust or escrow account, and the Company is under no obligation to secure any amount credited by any specific assets of the Company or any other asset in which the Company has an interest.  This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose.  The Company may make such arrangements as it desires to provide for the payment of the Cash Award, including, but not limited to, the establishment of a rabbi trust or such other equivalent arrangements as the Company may decide.  No such arrangement shall cause the Plan to be a funded plan within the meaning of Title I of ERISA, nor shall any such arrangement change the nature of the obligation of the Company nor the rights of the Employees under the Plan as provided in this Agreement.  Neither the Employee nor his or her estate shall have any rights against the Company with respect to any portion of the Cash Award except as a general unsecured creditor.  No Employee has an interest in his or her Cash Award until the Employee actually receives a payout.  The Employee’s rights in the Cash Award shall be no greater than the rights of any other unsecured general creditor of the Company.  Credited amounts of the Cash Award hereunder shall for all purposes be part of the general funds of the Company.  Any payout to an Employee of amounts credited is not due, nor is such payout ascertainable, until determined by the Committee.

6.             Retirement of the Employee.

If the Employee retires after attaining 55 years of age with 15 years of service to the Company or 65 years of age or age under local law without regard to service, in accordance with the Company’s retirement policy, the Employee shall receive a pro rata amount of the Cash Award determined by multiplying the total Cash Award due after such Cash Award is vested at the end of the Restriction Period by a fraction equal to the number of whole months elapsed between the Grant Date and the Employee’s retirement, divided by the number of whole months between the Grant Date and the date the Cash Award would have vested in accordance with paragraph 2 above, payable at the end of such period.  The Company’s obligation to deliver the pro rata amount due under the Cash Award is subject to the condition that for the entire Restriction Period:

(a)  The Employee shall render, as an independent contractor and not as an employee, such advisory or consultative services to the Company as shall reasonably be requested by the Company, consistent with the Employee’s health and any other employment or other activities in which such Employee may be engaged;

(b)  The Employee shall not render services for any organization or engage directly or indirectly in any business which, in the opinion of the Company, competes with or is in conflict with the interests of the Company;

(c)  The Employee shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any confidential information or material relating to the business of the Company, either during or after employment with the Company; and

(d) The Employee shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment by the Company, relating in any manner to the actual or anticipated business, anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

7.             Total and Permanent Disability of the Employee.

In the event of total and permanent disability of the Employee, the Employee shall receive a pro rata amount of the Cash Award determined by multiplying the total Cash Award due after such Cash Award is vested at the end of the Restriction Period by a fraction equal to the number of whole months elapsed between the Grant Date and the Employee’s termination date due to the total and permanent disability, divided by the number of whole months between the Grant Date and the date the Cash Award would have vested in accordance with paragraph 2 above, payable at the end of such period.  Any unpaid but vested portion of the Cash Award shall be paid to the Employee if legally competent or to a legally designated guardian or representative if the Employee is legally incompetent.

8.             Death of the Employee.

In the event of the Employee’s death prior to the end of the Restriction Period, the Employee’s estate or designated beneficiary shall receive a pro rata amount of the Cash Award determined by multiplying the amount of the Cash Award due on the date vested at the end of the Restriction Period by a fraction equal to the number of whole months elapsed between the Grant Date and the Employee’s death, divided by the number of whole months between the Grant Date and the date the Cash Award would have vested in accordance with paragraph 2 above, payable at the end of such period.  In the event of the Employee’s death after the vesting dates but prior to the payment of cash, said cash shall be paid to the Employee’s estate or designated beneficiary.

9.             Workforce Reduction.

In the event the Employee is placed in a workforce reduction program approved by the Board of Directors or its delegate(s), the Employee shall receive a pro rata amount of the Cash Award determined by multiplying the total Cash Award due after such Cash Award is vested at the end of the Restriction Period by a fraction equal to the number of whole months elapsed between the Grant Date and the Employee’s termination date due to workforce reduction, divided by the number of whole months between the Grant Date and the date the Cash Award would have vested in accordance with paragraph 2 above, payable at the end of such period.

10.           Taxes.

(a)  The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant of the Agreement or the vesting of the Cash Award hereunder. The Employee authorizes the Company, its Affiliates and Subsidiaries (as defined in the Plan), which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from the Cash Award prior to remittance to the Employee, and, if necessary from the Employee’s compensation.  The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b)  The Company will assess its requirements regarding tax, social insurance and other payroll tax (“tax-related items”) withholding and reporting in connection with this grant or the vesting of the Cash Award hereunder.  These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, the Employee acknowledges and agrees that the ultimate liability for any and all tax-related items is and remains the Employee’s responsibility and liability and that the Company (i) makes no representations nor undertakings regarding the treatment of any tax-related items in connection with any aspect of the Cash Award, including the grant or vesting and the subsequent sale; and (ii) does not commit to structure the terms or the grant or any aspect of the Cash Award to reduce or eliminate the Employee’s liability regarding tax-related items.

11.                                 By accepting the grant of this Agreement, the Employee acknowledges and agrees: (i) that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time; (ii) that the grant of this Agreement is a one-time benefit which does not create any contractual or other right to receive future grants of cash awards, or benefits in lieu of cash awards; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when cash awards shall be granted, the maximum number of cash subject to each cash award, the cash award price, and the time or times when each cash award shall vest, will be at the sole discretion of the Company; (iv) that participation in the Plan is voluntary; (v) that the Employee’s participation in the Plan shall not create a right to further or continued employment with the Employee’s employer and shall not interfere with the ability of the Employee’s employer to terminate the Employee’s employment relationship at any time with or without cause insofar as permitted by law; (vi) that the value of the Cash Award is an extraordinary, voluntary and discretionary item of compensation which is outside the scope of the Employee’s contractual remuneration and/or employment contract, if any; (vii) that the Cash Award is not part of normal or expected compensation, and will not be included for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) that the vesting of the Cash Award ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan document or this Agreement; (ix) that this Agreement has been granted to the Employee in the Employee’s status as an employee of his employer; and (x) the Employee has no right or interest in any amount held in Escrow, and such amount is not earned, unless the Committee determines that a payout is due at the end of the Restriction Period.

12.                                 By accepting the grant of this Agreement, the Employee explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data by and among, as applicable, the Company, its Subsidiaries, its Affiliates and certain third parties, for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employee’s employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any cash or shares of stock or directorships held in the Company, details of this Agreement or any other entitlement to cash or shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor, that may be used for the purpose of implementing, managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its Affiliates and/or its Subsidiaries will transfer Data amongst themselves or to third parties as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States and that the recipient country may have different data privacy laws and protections than the Employee’s country. The Employee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required for the administration of the Plan, to a broker or other third party with whom the Employee may elect to deposit any cash or shares of stock acquired pursuant to the Plan.  The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, review Data, require any necessary amendments to it or refuse or withdraw the consents herein, in any case without cost, by contacting the Company in writing. The Employee understands that withdrawing consent may affect the Employee’s ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that he may contact an HP local human resources representative.

13.                                 The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Stock Incentive Program Web Site referenced above and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the HP web site at www.hp.com.  The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written request to the Company Secretary.

The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.  This Agreement is governed by the laws of Delaware.

14.           Miscellaneous.

(a)  The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(b)  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(c)  The Committee shall have the discretion to increase or decrease cash payout subject to this Agreement for those Employees who terminate employment in situations covered by paragraphs 6-9 above during the Restriction Period, and for exceptional circumstances, except that such payout cannot be increased for Covered Employees as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

15.                                 Neither the Plan nor this Agreement nor any provision under either shall be construed so as to grant the Employee any right to employment, and it is expressly agreed and understood that employment is terminable at the will of either party.

HEWLETT-PACKARD COMPANY

By
Carleton S. Fiorina
Chairman and CEO

By
Ann O. Baskins
Senior Vice President, General Counsel and Secretary

RETAIN THIS AGREEMENT FOR YOUR RECORDS